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THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES            Exhibit 12.2
Computation of Ratio of Earnings
to Fixed Charges and Preferred Stock Dividends
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
                                                                          Year ended December 31
                                                -------------------------------------------------------------------------
Dollars in millions                                       2002        2001           2000          1999         1998
----------------------------------------------------------------  -------------  -------------  -----------  ------------
EARNINGS
Income from continuing operations before taxes          $ 1,821          $ 564        $ 1,848      $ 1,788       $ 1,651
Fixed charges and preferred stock dividends
    excluding interest on deposits                          434            783          1,063        1,010         1,188
                                                ----------------  -------------  -------------  -----------  ------------
       Subtotal                                           2,255          1,347          2,911        2,798         2,839
Interest on deposits                                        659          1,229          1,653        1,369         1,471
                                                ----------------  -------------  -------------  -----------  ------------
       Total                                            $ 2,914        $ 2,576        $ 4,564      $ 4,167       $ 4,310
                                                ================  =============  =============  ===========  ============
FIXED CHARGES
Interest on borrowed funds                                $ 316          $ 646          $ 915        $ 870       $ 1,065
Interest component of rentals                                58             53             50           44            33
Amortization of notes and debentures                          1              1              1            1             1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts                  58             63             67           65            60
Preferred stock dividend requirements                         1             20             30           30            29
                                                ----------------  -------------  -------------  -----------  ------------
       Subtotal                                             434            783          1,063        1,010         1,188
Interest on deposits                                        659          1,229          1,653        1,369         1,471
                                                ----------------  -------------  -------------  -----------  ------------
       Total                                            $ 1,093        $ 2,012        $ 2,716      $ 2,379       $ 2,659
                                                ================  =============  =============  ===========  ============
RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                             5.20 x         1.72 x         2.74 x       2.77 x        2.39 x
Including interest on deposits                             2.67           1.28           1.68         1.75          1.62
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